Prospectus Supplement	Filed Pursuant to Rule 424(b)(7)
(To Prospectus dated July 30, 2007)	File No. 333-144953
Selling Stockholders
The information in the table below should be considered in addition to the information appearing in the related prospectus under the heading “Selling Stockholders” and is based on information provided to us by the selling stockholders as of March 24, 2008. If any selling stockholder identified in the table below is also identified in the table appearing under the heading “Selling Stockholders” in the related prospectus, or in any other supplement to that prospectus filed with the SEC prior to March 24, 2008, then the information relating to that selling stockholder in the table and notes below supersedes the corresponding information in the prospectus or prospectus or supplement.
The following table presents information regarding the selling stockholders and the shares that they may offer and sell from time to time under the registration statement relating to this prospectus supplement. We prepared this table based on information that the selling stockholders listed below have supplied to us. The information about the selling stockholders listed below may change over time, and we may not be made aware of these changes. If the selling stockholders notify us of any such change, we will reflect the change in a new prospectus supplement.
Except as otherwise indicated below, to our knowledge, no selling stockholder or any of its affiliates, officers, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with us or our predecessors or affiliates during the three years prior to the date of this prospectus supplement.
Our registration of the offer and sale of the shares of our common stock identified below does not mean that the selling stockholders identified below will sell all or any of these shares. In addition, the selling stockholders may have sold, transferred or disposed of all or a portion of their shares after the date on which they provided us with the information regarding their holdings, including in transactions exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended. In addition, we do not know how long the selling stockholders will hold the shares before selling them, if at all.
The term “selling stockholders” includes the stockholders listed below and certain of their pledgees and donees, or other successors, described under “Plan of Distribution” in the related prospectus. The number of shares in the column “Maximum Number of Shares of Common Stock Being Sold in this Offering” represents all of the shares that the applicable selling stockholder may offer under this prospectus supplement and the related prospectus and assumes the selling stockholder exercises, for cash, of all the outstanding warrants it holds.
A selling stockholder that is identified below as a broker-dealer, or an affiliate of a broker-dealer, may be deemed to be an underwriter with respect to the securities it sells pursuant to this prospectus supplement.

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Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. The percentages in the table below are calculated based on 55,720,853 shares of our common stock outstanding as of February 13, 2008.

	Number of Shares of Common		Maximum Number of	Number of Shares of Common
	Stock Beneficially Owned		Shares of Common	Stock Beneficially Owned After
	Before this Offering		Stock Being Sold in	this Offering
Selling Stockholder	Number	Percent	this Offering	Number	Percent
Bristol Investment Fund, Ltd.	9,261	*	9,261	—	*
DAFNA LifeScience Ltd.	4,630	*	4,630	—	*
DAFNA LifeScience Select Ltd.	4,630	*	4,630	—	*
Leerink Swann LLC[1,2,3]	131,645	*	131,645	—	*
OTA LLC[2,3]	655,263	1.2%	655,263	—	*

*	Less than 1%.

(1)	Jonathan Fleming is a director of Leerink Swann Holdings, LLC, which owns all of the member interests of Leerink Swann LLC. He is also the general partner of OBP Management IV L.P., the general partner of Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. Oxford Bioscience Partners IV L.P. and mRNA Fund II L.P. were stockholders of Solexa, Inc. until Solexa, Inc. was acquired by Illumina, Inc. in January 2007.

(2)	The selling stockholder has identified itself as a broker-dealer that is registered under the Securities Act of 1934, as amended.

(3)	The selling stockholder has represented to us that, at the time it acquired the relevant securities, it did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

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